                                                Filed pursuant to Rule 424(b)(5)
                                                          SEC File No. 333-82909


PROSPECTUS SUPPLEMENT
(To prospectus dated August 5, 1999)

                                  $500,000,000

                             Wal-Mart Stores, Inc.

                              7.55% Notes Due 2030

--------------------------------------------------------------------------------

  We are offering $500,000,000 of our 7.55% notes due 2030.

  We will pay interest on February 15 and August 15 of each year, beginning on August 15, 2000.

  The notes will be our senior unsecured debt obligations, will not be redeemable prior to maturity and will not be convertible or exchangeable.

  We expect to deliver the notes through the book-entry facilities of The Depository Trust Company on or about February 15, 2000, which will be the fourth business day following the pricing of the notes as described under "Underwriting."

                                           Public
                                          Offering    Underwriting Net Proceeds
                                           Price        Discount   to Wal-Mart
                                        ------------  ------------ ------------
Per note...............................       99.835%       0.875%       98.960%
Total.................................. $499,175,000   $4,375,000  $494,800,000

  Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined that this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

Lehman Brothers

           Goldman, Sachs & Co.

                       J.P. Morgan & Co.

                               The Williams Capital Group, L.P.

February 9, 2000

                               TABLE OF CONTENTS

                             Prospectus Supplement


                                                                            Page
                                                                            ----
Wal-Mart Stores, Inc....................................................... S-3
Recent Developments........................................................ S-3
Use of Proceeds of the Notes............................................... S-4
Capitalization............................................................. S-4
Selected Financial Data.................................................... S-5
Description of the Notes................................................... S-6
Book-Entry Issuance........................................................ S-6
Federal Income Tax Consequences to Holders................................. S-8
Underwriting............................................................... S-9
Validity of the Notes...................................................... S-9

                                   Prospectus

Where You Can Find More Information........................................   2
Special Note Regarding Forward-Looking Statements..........................   3
Wal-Mart Stores, Inc.......................................................   4
Ratio of Earnings to Fixed Charges.........................................   4
Use of Proceeds............................................................   5
Description of the Debt Securities.........................................   5
U.S. Federal Income Tax Consequences to Holders............................  11
Plan of Distribution.......................................................  11
Legal Matters..............................................................  12
Experts....................................................................  12

                               ----------------

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. No one has been authorized to provide you with different information. If this prospectus supplement is inconsistent with the attached prospectus, you should rely on this prospectus supplement.

   The notes are not being offered in any jurisdiction in which the offering is not permitted.

   This prospectus supplement and the attached prospectus may only be used in connection with the offering of the notes.

                             WAL-MART STORES, INC.

   We are the world's largest retailer as measured by total net sales for fiscal 2000. We had total net sales of approximately $165 billion in fiscal 2000, over 85% of which was generated in the United States. We operate mass merchandising stores that serve our customers primarily through the operation of three segments:

  . Wal-Mart stores, which include our discount stores and Supercenters in the United States;

  . SAM'S Clubs, which include our warehouse membership clubs in the United
    States; and

  . the international segment of our business.

   We currently operate in all 50 states of the United States, Puerto Rico, Argentina, Brazil, Canada, Germany, Mexico and the United Kingdom, and in China and Korea under joint venture agreements. In addition, through our subsidiary, McLane Company, Inc., we provide products and distribution services to retail industry and institutional food service customers. At January 31, 2000, we operated in the United States:

  . 1,797 Wal-Mart stores;

  . 710 Supercenters; and

  . 463 SAM'S Clubs.

   As of January 31, 2000, we also operated 166 Canadian Wal-Mart stores, 13 units in Argentina, 14 units in Brazil, six units in China, 95 units in Germany, five units in Korea, 462 units in Mexico, 15 units in Puerto Rico and 232 units in the United Kingdom. The units operated by our International Division represent a variety of retail formats.

   Wal-Mart Stores, Inc. was incorporated in the State of Delaware on October 31, 1969.

   Wal-Mart Stores, Inc. is the parent company of a group of subsidiary companies, including McLane Company, Inc., Cifra, S.A. de C.V., Asda Group Limited, Sam's West, Inc., Sam's East, Inc., Wal-Mart Stores East, Inc., Sam's Property Co., Wal-Mart Property Co., Wal-Mart Real Estate Business Trust, Sam's Real Estate Business Trust and Wares Delaware Corporation.

                              RECENT DEVELOPMENTS

   In the fourth quarter of fiscal 2000, we joined together with Accel Partners, a Silicon Valley-based venture capital firm, to form Wal-Mart.com Inc. Wal-Mart.com Inc. will base its operations in Palo Alto, California. We formed this new company to further develop and operate our Internet retail site, Wal-Mart.com, and to complement our efforts to attract customers to the Internet with the Wal-Mart brand name.

                          USE OF PROCEEDS OF THE NOTES

   We estimate that the net proceeds from the sale of the notes will be approximately $494,725,000 after underwriting discounts and payment of transaction expenses.

   We will use these net proceeds to refinance a portion of our outstanding short-term borrowings. Those borrowings bear interest at a weighted average annual rate of approximately 5.74% and mature on February 15 and 16, 2000.

                                 CAPITALIZATION

   The following table presents the consolidated capitalization of Wal-Mart and its subsidiaries at October 31, 1999, and as adjusted to give effect to the offering of the notes and the application of the estimated net proceeds from the sale of the notes.

                                                              October 31, 1999
                                                              -----------------
                                                                          As
                                                              Actual   Adjusted
                                                              -------  --------
                                                               (in millions)
Short-term debt
  Commercial paper........................................... $ 6,459  $ 5,964
  Long-term debt due within one year.........................     782      782
  Obligations under capital leases due within one year.......     109      109
                                                              -------  -------
    Total short-term debt and capital lease obligations......   7,350    6,855
                                                              -------  -------
Long-term debt
  7.55% notes due 2030.......................................     --       500
  Other long-term debt.......................................  13,532   13,532
  Long-term capital lease obligations........................   3,027    3,027
                                                              -------  -------
    Total long-term debt and capital lease obligations.......  16,559   17,059
                                                              -------  -------
Shareholders' equity
  Common stock ($0.10 par value; 11,000,000,000 shares
   authorized; 4,453,743,366 shares issued and outstanding)..     445      445
  Capital in excess of par value.............................     607      607
  Retained earnings..........................................  23,630   23,630
  Other accumulated comprehensive income.....................    (403)    (403)
                                                              -------  -------
    Total shareholders' equity...............................  24,279   24,279
                                                              -------  -------
    Total long-term debt and capital lease obligations and
     shareholders' equity.................................... $48,188  $48,193
                                                              =======  =======

   Other long-term debt in the table above reflects $250,000,000 of our 6.875% notes due 2009 which we issued in November, 1999. We reflected the long-term debt represented by those notes in our consolidated balance sheet as of October 31, 1999 by classifying the commercial paper refinanced with the net proceeds from the sale of those notes as long-term debt.

                            SELECTED FINANCIAL DATA

   The following table presents selected financial data of Wal-Mart and its subsidiaries for the periods specified.

                                                                      Nine Months
                                                                         Ended
                               Fiscal Years Ended January 31,         October 31,
                         ------------------------------------------ ----------------
                          1995    1996     1997     1998     1999    1998     1999
                         ------- ------- -------- -------- -------- ------- --------
                                       (in millions)                  (unaudited)
Income Statement Data:
Net sales............... $82,494 $93,627 $104,859 $117,958 $137,634 $96,849 $113,619
Non-interest expense....  78,444  89,526  100,456  112,796  131,088  92,669  108,338
Interest expense........     706     888      845      784      797     581      699
Total expense...........  79,150  90,414  101,301  113,580  131,885  93,250  109,037
Income before income
 taxes, minority
 interest and equity in
 unconsolidated
 subsidiaries ..........   4,258   4,359    4,877    5,719    7,323   4,711    5,903
Net income..............   2,681   2,740    3,056    3,526    4,430   2,871    3,658

                                                                     As of October
                                     As of January 31,                    31,
                         ------------------------------------------ ----------------
                          1995    1996     1997     1998     1999    1998     1999
                         ------- ------- -------- -------- -------- ------- --------
                                       (in millions)                  (unaudited)
Balance Sheet Data:
Cash and cash
 equivalents............      45      83      883    1,447    1,879   1,009    1,435
Inventories.............  14,064  15,989   15,897   16,497   17,076  20,620   22,373
Total current assets....  15,338  17,331   17,993   19,352   21,132  23,518   26,955
Net property, plant and
 equipment..............  14,308  17,098   18,333   21,469   23,674  23,041   31,541
Net property under
 capital leases, net
 goodwill and other
 acquired intangible
 assets, and other
 assets and deferred
 charges................   3,173   3,112    3,278    4,563    5,190   4,680   13,873
Total assets............  32,819  37,541   39,604   45,384   49,996  51,239   72,369

Accounts payable........   5,907   6,442    7,628    9,126   10,257  11,424   14,081
Commercial paper........   1,795   2,458       --       --       --   1,976    6,459
Long-term debt due
 within one year........      23     271      523    1,039      900     828      782
Obligations under
 capital leases due
 within one year........      64      69       95      102      106     107      109
Total current
 liabilities............   9,973  11,454   10,957   14,460   16,762  19,353   28,992
Long-term debt..........   7,871   8,508    7,709    7,191    6,908   6,953   13,532
Long-term obligations
 under capital leases...   1,838   2,092    2,307    2,483    2,699   2,637    3,027
Total liabilities.......  20,093  22,785   22,461   26,881   28,884  31,525   48,090

Total shareholders'
 equity.................  12,726  14,756   17,143   18,503   21,112  19,714   24,279

Total liabilities and
 shareholders' equity...  32,819  37,541   39,604   45,384   49,996  51,239   72,369

   The ratio of our earnings to fixed charges was 5.59x and 6.22x for the nine months ended October 31, 1998 and 1999, respectively. See "Ratio of Earnings to Fixed Charges" in the attached prospectus.

   In the fourth quarter of fiscal 2000, we changed our accounting method relating to membership revenue recognition in response to a recently issued SEC accounting bulletin. As a result of that change in accounting method, we made a one-time, non-cash reduction of our fiscal 2000 earnings of approximately $0.05 per share. Of that reduction, approximately $0.04 per share was made with respect to prior years.

                            DESCRIPTION OF THE NOTES

   The following description of the terms and conditions of the notes supplements the more general terms and conditions of Wal-Mart's debt securities contained in the attached prospectus.

   The notes will be issued under the indenture and will be issued in registered form without interest coupons in denominations of $1,000 and integral multiples of $1,000.

   The notes will constitute our senior unsecured debt obligations and will rank equally among themselves and with all of our existing and future senior, unsecured and unsubordinated debt.

   The notes will mature on February 15, 2030 at 100% of their principal amount.

   The notes will not be subject to a sinking fund and will not be redeemable prior to maturity. The notes will not be convertible or exchangeable. We will pay principal and interest on the notes in U.S. dollars.

   The notes will bear interest from February 15, 2000 at an annual interest rate of 7.55%. Interest will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2000, to the person in whose name the note is registered at the close of business on the preceding February 1 or August 1, as the case may be. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

   We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes that we are offering and otherwise similar in all respects to the notes so that these additional notes will be consolidated and form a single series with the notes that we are offering. No additional notes may be issued if an event of default under the indenture has occurred.

   Notices to holders of the notes will be mailed to such holders and will also be published in a leading daily newspaper in The City of New York. We expect that publication will be made in The City of New York in The Wall Street Journal. Any notice shall be deemed to have been given on the date of mailing and publication or, if published more than once, on the date of first publication.

   Bank One Trust Company, NA is the trustee under the indenture governing the notes and will also be the registrar and paying agent.

   The indenture and the notes will be governed by New York law.

   We will make all payments of principal and interest on the notes to The Depository Trust Company ("DTC") in immediately available funds.

   The notes will trade in same-day funds settlement system until maturity. Purchases of notes in secondary market trading must be in immediately available funds.

                              BOOK-ENTRY ISSUANCE

   The notes will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. Thus, we will not issue certificated securities to you for the notes, except in the limited circumstances described below. Each global security will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. DTC, its nominees and their successors may, however, transfer a global security as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee.

   Beneficial interests in a global security will be shown on, and transfers of beneficial interests in the global security will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

   DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

   DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

   When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC's records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants' records. DTC will have no knowledge of your individual ownership of the notes. DTC's records will show only the identity of the direct participants and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the notes to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of each global security for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global security to you or any other beneficial owners in that global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder.

   It is DTC's current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or our company.

   Notes represented by one or more global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  . DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days; or

  . we decide to discontinue the book-entry system.

   If the global security is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures regarding those certificated securities.

                   FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS

   In the opinion of Hughes & Luce, L.L.P., our counsel, the following is a discussion of the material U.S. federal income tax consequences of the ownership of notes as of the date of this prospectus supplement. Except where noted, this discussion deals only with notes held as capital assets and does not deal with special situations. For example, this discussion does not address:

  . tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, corporations that accumulate earnings to avoid federal income tax, life insurance companies, in some cases, an expatriate of the United States, or a nonresident alien individual who has made a valid election to be treated as a United States resident;

  . tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

  . tax consequences to any foreign entities, non-resident alien individuals or fiduciaries of foreign trusts or estates;

  . alternative minimum tax consequences, if any; or

  . any state, local or foreign tax consequences.

   The discussion below is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

   You should consult your own tax advisors concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

   The following is a discussion of the material federal tax consequences that will apply to you if you are a holder of notes.

Payments of Interest

     Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Sale, Exchange and Retirement of Notes

   Your tax basis in a note will, in general, be your cost for that note. Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued stated interest which will be taxable as such if not previously included in income) and the adjusted tax basis of the note. That gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

   In general, information reporting requirements will apply to certain payments of principal and interest paid on notes and to the proceeds of sale of the notes made to you unless you are an exempt recipient (such as a corporation). A 31% backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of foreign or other exempt status or fail to report in full dividend and interest income.

   Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING

   Subject to the terms and conditions set forth in the underwriting agreement, dated February 9, 2000, we have agreed to sell to the underwriters named below, severally and not jointly, the principal amount of notes set forth opposite their respective names:

                                                                    Principal
                                                                    Amount of
  Underwriter                                                         Notes
  -----------                                                      ------------
  Lehman Brothers Inc............................................. $250,000,000
  Goldman, Sachs & Co.............................................  100,000,000
  J.P. Morgan Securities Inc......................................  100,000,000
  The Williams Capital Group, L.P.................................   50,000,000
                                                                   ------------
    Total......................................................... $500,000,000
                                                                   ============

   The underwriters have advised us that they propose to offer the notes to the public initially at the public offering prices set forth on the cover page of this prospectus supplement. The underwriters may also offer notes to dealers at that price less a concession not in excess of 0.500% of the principal amount of the notes. The underwriters may allow, and these dealers may reallow, a concession to other dealers not in excess of 0.250% of the principal amount of the notes. After the initial public offering of the notes is completed, the public offering prices and these concessions may be changed.

   In connection with the offering, SEC rules permit the underwriters to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriters create a short position in the notes in connection with the offering by selling a larger principal amount of notes than as set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. Neither we nor any of the underwriters can make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions, or that such transactions, once begun, will not be discontinued without notice. Lehman Brothers Inc. will act as stabilization manager for the offering of the notes.

   One or more of the underwriters and their affiliates may from time to time in the ordinary course of business provide, and have provided in the past, investment or commercial banking services to Wal-Mart and its affiliates.

   We expect to deliver the notes on the date specified on the cover of this prospectus supplement, which is the fourth business day following the pricing of the offering of the notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, if you wish to trade the notes on the date of this prospectus supplement, you will be required, by virtue of the fact that the notes will settle T+4, to specify an alternative settlement cycle at the time of the trade to prevent a failed settlement. If you wish to trade the notes on the date of this prospectus supplement, you should consult your own advisor.

   We will pay transaction expenses, estimated to be approximately $75,000, relating to the offering of the notes in addition to the underwriting discounts appearing on the cover page of this prospectus supplement.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                             VALIDITY OF THE NOTES

   The validity of the notes will be passed on for us by Hughes & Luce, L.L.P., Dallas, Texas, and for the underwriters by Simpson Thacher & Bartlett, New York, New York.

PROSPECTUS

                             Wal-Mart Stores, Inc.

                                $10,500,700,000

                                DEBT SECURITIES

   This prospectus forms part of shelf registration statements that we filed with the SEC. We may use these registration statements to offer and sell, in one or more offerings at various times, up to a total of $10,500,700,000 of our debt securities. We may sell the debt securities in different series which have different terms and conditions.

   This prospectus provides you with a general description of the debt securities that we may offer. When we sell a particular series of the debt securities, we will provide a prospectus supplement describing the specific terms and conditions of that series of debt securities, including:

  . the public offering price;

  . the maturity date;

  . the interest rate or rates, which may be fixed or variable;

  . the times for payment of principal, interest and any premium; and

  . any redemption provisions of the debt securities in the series.

   The prospectus supplement may also contain, in the case of some series of debt securities, important information about U. S. federal income tax consequences to which you may become subject if you acquire the debt securities being offered by that prospectus supplement. The prospectus supplement may also update or change information contained in this prospectus.

   You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

   We maintain our principal executive offices at:

   702 S.W. 8th Street
   Bentonville, Arkansas 72716
   Telephone: (501) 273-4000.

   Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is August 5, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................   2
Special Note Regarding Forward-Looking Statements..........................   3
Wal-Mart Stores, Inc.......................................................   4
Ratio of Earnings to Fixed Charges.........................................   4
Use of Proceeds............................................................   5
Description of the Debt Securities.........................................   5
U.S. Federal Income Tax Consequences to Holders............................  11
Plan of Distribution.......................................................  11
Legal Matters..............................................................  12
Experts....................................................................  12

   You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

   We are not offering the debt securities in any jurisdiction in which the offer is not permitted.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Instead of repeating the information that we have already filed with the SEC, the SEC allows us to "incorporate by reference" in this prospectus information contained in documents we have filed with the SEC. Those documents form an important part of this prospectus. Any documents that we file with the SEC in the future will also be considered to be part of this prospectus and will automatically update and supersede the information contained in this prospectus.

   We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete or terminate the offering of debt securities by this prospectus.

  . our Annual Report on Form 10-K for our fiscal year ended January 31, 1999; and

  . our Quarterly Report on Form 10-Q for our quarter ended April 30, 1999.

   As allowed by the SEC's rules, we have not included in this prospectus all of the information that is included in the registration statement. At your request we will provide you, free of charge, with a copy of the registration statement, any of the exhibits to the registration statement or a copy of any other filing we have made with the SEC. If you want more information, write in care of or call:

                            Allison D. Garrett, Esq.
               Assistant General Counsel and Assistant Secretary
                             Wal-Mart Stores, Inc.
                               Corporate Offices
                              702 S.W. 8th Street
                          Bentonville, Arkansas 72716
                           Telephone: (501) 273-4505

   You may also obtain a copy of any filing we have made with the SEC directly from the SEC. You may either:

  . read and copy any materials we file with the SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its offices in New York, New York and Chicago, Illinois; or

  . visit the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

   You can obtain more information about the SEC's public reference room by calling the SEC at 1-800-SEC-0330.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus includes and incorporates by reference certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be included, for example, under "Wal-Mart Stores, Inc." and "Use of Proceeds," and in certain portions of our reports and other information incorporated in this prospectus by reference. These forward-looking statements may include statements that address activities, events or developments that we expect or anticipate will or may occur in the future, including:

  . future capital expenditures, including the amount and nature of those expenditures;

  . expansion and other development trends of industry segments in which we are active;

  . our business strategy;

  . expansion and growth of our business; and

  . operations and other similar matters.

Although we believe the expectations expressed in the forward-looking statements are based on reasonable assumptions within the bounds of our knowledge of our business, a number of factors could cause actual results to differ materially from those expressed in any forward-looking statements, whether oral or written, made by us or on our behalf. Many of these factors have previously been identified in filings or statements made by us or on our behalf.

   Our business operations are subject to factors outside our control. Any one, or a combination, of these factors could materially affect our financial performance. These factors include:

  . the costs of goods;

  . competitive pressures;

  . inflation;

  . consumer debt levels;

  . currency exchange fluctuations;

  . trade restrictions;

  . changes in tariff and freight rates;

  . Year 2000 issues;

  . unemployment levels;

  . interest rate fluctuations; and

  . other capital market and economic conditions.

   Forward-looking statements that we make or that are made by others on our behalf are based on a knowledge of our business and the environment in which we operate, but because of the factors listed above, actual results may differ from those in the forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements. We cannot assure you that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We assume no obligation to update any of the forward-looking statements.

                             WAL-MART STORES, INC.

   We are the world's largest retailer as measured by total net sales for fiscal 1999. We had total net sales of $137.6 billion in fiscal 1999, over 90% of which was generated in the United States. We operate mass merchandising stores that serve our customers primarily through the operation of three segments:

  . Wal-Mart stores, which include our discount stores and Supercenters in the United States;

  . SAM'S Clubs, which include our warehouse membership clubs in the United
    States; and

  . the international segment of our business.

   We currently operate in all 50 states of the United States, Puerto Rico, Argentina, Brazil, Canada, Germany and Mexico, and in China and Korea under joint venture agreements. In addition, through our subsidiary, McLane Company, Inc., we provide products and distribution services to retail industry and institutional food service customers. At January 31, 1999, we operated in the United States:

  . 1,869 Wal-Mart stores;

  . 564 Supercenters; and

  . 451 SAM'S Clubs.

   As of January 31, 1999, we also operated 153 Canadian Wal-Mart stores, 13 units in Argentina, 14 units in Brazil, five units in China, 95 units in Germany, 416 units in Mexico, four units in Korea and 15 units in Puerto Rico. The units operated by our International Division represent a variety of retail formats.

   Wal-Mart Stores, Inc. was incorporated in the State of Delaware in 1969.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth the ratio of our earnings to fixed charges, for the periods indicated:

                                                  Three Months
                                                     Ended
          Year Ended January 31,                    April 30,
 ----------------------------------------         ------------
 1995     1996     1997     1998     1999         1998    1999
 ----     ----     ----     ----     ----         ----    ----
 4.62x    4.15x    4.59x    5.33x    6.24x        4.98x   6.11x


   For the purpose of computing our ratios of earnings to fixed charges, we have defined "earnings" to mean our earnings before income taxes and fixed charges, excluding capitalized interest and earnings attributable to minority interests owned by others in our subsidiaries.

   We have also defined "fixed charges" to mean:

  . the interest that we pay; plus

  . the capitalized interest that we show on our accounting records; plus

  . the portion of the rental expense for real and personal property that we believe represents the interest factor in those rentals.

   We have not disclosed ratios of earnings to fixed charges and preferred stock dividends because we do not have any shares of preferred stock outstanding.

                                USE OF PROCEEDS

   Except as we otherwise specifically describe in the applicable prospectus supplement, we will use the net proceeds from the sale of the debt securities:

  . to repay the short-term borrowings that we have incurred to acquire land and construct stores and other facilities;

  . to repay short-term borrowings that we have incurred to acquire other companies and assets; and

  . to meet our other general working capital requirements.

Before we apply the net proceeds to one or more of these uses, we may invest those net proceeds in short-term marketable securities.

   We may also incur from time to time additional debt other than through the offering of debt securities under this prospectus.

                       DESCRIPTION OF THE DEBT SECURITIES

   We will issue the debt securities in one or more series under an indenture, dated as of April 1, 1991, that was supplemented by a supplemental indenture dated as of September 9, 1992 (which we refer to together as the "indenture"), between us and The First National Bank of Chicago, as the trustee.

   The indenture is a contract between us and the trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if an "event of default," as that term is described below, occurs. Second, the trustee performs certain administrative duties for us.

   We have summarized below the material provisions of the debt securities to which this prospectus relates and the indenture. However, you should understand that this is only a summary, and we have not included all of the provisions of the indenture. We have filed the indenture with the SEC, and we suggest that you read the indenture. We are incorporating by reference the provisions of the indenture referred to in the following summary, whether by reference to articles, sections or defined terms. The summary is qualified in its entirety by those provisions of the indenture. The section numbers set forth below refer to the sections of the indenture.

   We will describe the particular terms and conditions of any series of debt securities offered in the applicable prospectus supplement. The prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the prospectus supplement relating to that series of debt securities.

General

   As a holder of these debt securities, you will be one of our unsecured creditors and will have a right to payment equal to that of the other unsecured creditors of Wal-Mart Stores, Inc.

   The debt securities offered by this prospectus will be limited to a total of $10,500,700,000, or the equivalent amount in any non-U.S. currency. The indenture, however, does not limit the amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series.

   The prospectus supplement will describe the following terms of each series of debt securities:

  . the title of the series;

  . the aggregate principal amount of the debt securities of the series;

  . the date or dates on which the principal will be paid;

  . the percentage of the principal amount at which the debt securities in the series will be issued and, if less than the face amount, the portion of the principal amount payable if the holders or the trustee accelerates the maturity of those debt securities;

  . the annual interest rate or rates payable on the debt securities in the series, which may be fixed or variable;

  . the date or dates from which interest, if any, will accrue;

  . the dates on which interest will be payable and the record dates for the interest payment dates;

  . the place or places where principal, interest and any premium will be paid;

  . the times when we may redeem some or all of the debt securities in the series or you may cause us to redeem some or all of those debt securities and terms of any of those redemptions;

  . the price at which we may redeem, at our option, the debt securities in the series;

  . whether we will be obligated to redeem or purchase any of the debt securities in the series with funds from a sinking fund and the times and terms, including price, on which we must redeem or purchase, those debt securities;

  . if other than denominations of $1,000 or a multiple of $1,000, the denominations, which may include other currencies, in which the debt securities in the series will be issuable and payable;

  . the currency of payment of principal of and interest and any premium on the debt securities in the series;

  . any index, formula or other method that we must use to determine the amount of payment of principal of and interest and any premium on the debt securities in the series;

  . the portion of the principal amount of the debt securities in the series which will be payable upon the acceleration of their maturity if the principal amount payable will be less than the total unpaid principal amount;

  . whether you may elect to be paid or we may pay you in a currency other than the currency in which the debt securities in the series are stated to be payable, and when and on what terms we must or may make that payment;

  . whether the debt securities in the series will be issued in certificated or book-entry form;

  . the applicability, if any, of the defeasance provisions of the indenture, or any modification thereof; and

  . any other specific terms and conditions of the series of debt securities.

   If we sell any series of debt securities for, that we may pay in, or that are denominated in, one or more foreign currencies, currency units or composite currencies, we will disclose applicable restrictions, elections, tax consequences, specific terms and other information with respect to that series of debt securities and the relevant currencies, currencies units or composite currencies in the prospectus supplement relating to the offer of that series.

   We may also offer and sell a series of the debt securities as original issue discount securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, at a substantial discount below their stated principal amount. We will describe the U.S. federal income tax consequences and other special considerations applicable to any original issue discount securities of that kind described in the prospectus supplement relating to that series.

Covenants

   We summarize below the covenants contained in the indenture. Following the summary of these covenants, we provide the definitions of the capitalized terms that are used in the summary.

   Restrictions on Liens. We will not, and will not permit any of our subsidiaries to issue, assume or guarantee any debt for money we borrow if that debt is secured by any mortgage, deed of trust, security interest, pledge, lien or other encumbrance upon any Operating Property belonging to us or of any of our subsidiaries or any shares of stock or indebtedness of any of our subsidiaries, whether owned at the date of the indenture or thereafter acquired, without effectively securing the debt securities equally and ratably with that debt. This restriction does not, however, apply to:

  . mortgages on any property acquired, constructed or improved by us or any of our subsidiaries after January 31, 1991, created or assumed within 60 months after the acquisition, or construction or improvement is complete, or within six months after completion pursuant to a firm commitment for financing arrangement that we enter into within that 60-month period, to secure or provide for the payment of the purchase price or cost;

  . mortgages existing on any property at the time of its acquisition;

  . mortgages existing on any property, shares of stock or debt acquired from a corporation merged with or into us or one of our subsidiaries;

  . mortgages on property of any corporation existing at the time it becomes our subsidiary;

  . mortgages to secure debt of any of our subsidiaries to us or to another of our subsidiaries;

  . mortgages in favor of governmental bodies to secure partial progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to those mortgages; or

  . mortgages for extending, renewing or replacing debt secured by any mortgage referred to in the foregoing items or in this item or any mortgages existing on January 31, 1991.

This restriction does not apply to the issuance, assumption or guarantee by us or any of our subsidiaries of debt secured by a mortgage which would otherwise be subject to the restrictions described above up to an aggregate amount which, together with all of our and our subsidiaries' secured debt, not including secured debt permitted under the foregoing exceptions, and the Value of Sale and Lease-back Transactions existing at that time other than those Sale and Lease-back Transactions the proceeds of which have been applied to the retirement of certain long-term debt or to the purchase of other operating property, and other than those Sale and Lease-back Transactions in which the property involved would have been permitted to be mortgaged under the principle described in the first item above, does not exceed the greater of 10% of our Consolidated Net Tangible Assets or 15% of Consolidated Capitalization. (Section 3.03)

   Restrictions on Sale and Lease-back Transactions. We will not and will not permit any of our subsidiaries to, engage in Sale and Lease-back Transactions relating to any Operating Property, except for temporary leases for a term, including renewals, of not more than 48 months and except for leases between us and one of our subsidiaries or between our subsidiaries. However, we or our subsidiaries can engage in that type of transaction if the net proceeds of the Sale and Lease-back Transaction are at least equal to the sum of all costs incurred by us in connection with the acquisition of, and construction of any improvement on, the Operating Property to be leased and either:

  . we or our subsidiary would be entitled to incur debt secured by a mortgage on the property to be leased without securing the debt securities pursuant to the first exception to the prohibition on liens stated under "Restrictions on Liens" above; or

  . the Value thereof would be an amount permitted under the last sentence under "Restrictions on Liens" above; or

  . we apply an amount equal to the sum of all costs incurred by us in connection with the acquisition of, and the construction of any improvements on, that property (1) to the payment or other retirement of certain of our or one of our subsidiary's long-term debt or (2) to the purchase of Operating Property, other than that involved in that Sale and Lease-back Transaction. (Section 3.04)

   Mergers, Consolidations and Sale of Our Assets. We may merge with or consolidate into another corporation or sell or convey all or substantially all of our property to another corporation that is authorized to purchase and operate our property, as long as:

  . immediately after the merger, consolidation, sale or conveyance, the surviving or acquiring corporation is not in default under the indenture;

  . the surviving or acquiring corporation is a U.S. corporation; and

  . the surviving or acquiring corporation assumes, by a supplemental indenture satisfactory to the trustee, the obligation to pay the principal of and interest and any premium on all of the debt securities and to perform our covenants under the indenture. (Section 10.01)

   In the case of a merger or consolidation or a sale or conveyance of all or substantially all of our assets and the assumption of our liabilities under the indenture by a successor corporation, the successor corporation will assume our place in the indenture as if it had originally been a party to the indenture. The successor corporation may then issue debt securities under the indenture. (Section 10.02)

   Definitions. The indenture contains the following defined terms that are used in the covenants. (Section 1.01)

   "Consolidated Capitalization" means the total of all the assets appearing on our and our subsidiaries' consolidated balance sheets less current liabilities and deferred income taxes.

   "Consolidated Net Tangible Assets" means the total of all the assets appearing on our and our subsidiaries' consolidated balance sheets less:

  . current liabilities;

  . reserves for depreciation and other asset valuation reserves;

  . intangible assets such as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense; and

  . appropriate adjustments on account of minority interests of other persons holding stock in any of our majority-owned subsidiaries.

   "Operating Property" means any manufacturing or processing plant, office facility, retail store, wholesale club, Supercenter, hypermart, warehouse, distribution center or equipment located within the United States of America or its territories or possessions and owned and operated now or hereafter by us or any of our subsidiaries and having a book value on the date as of which the determination is being made of more than 0.60% of Consolidated Net Tangible Assets; provided, however, that separate items of equipment with an aggregate book value in excess of $200,000,000 that are secured pursuant to the same financing transaction will constitute one "Operating Property."

   "Sale and Lease-back Transaction" means any arrangement with any person providing for the leasing to us or any of our subsidiaries of any Operating Property, except for temporary leases for a term, including any renewal thereof, of not more than 48 months and except for leases between us and one of our subsidiaries or between our subsidiaries, which Operating Property has been or is to be sold or transferred by us or one of our subsidiaries to that person.

   "Value" means, with respect to a Sale and Lease-back Transaction, as of any particular time, the amount equal to the greater of:

  . the net proceeds from the sale or transfer of the property leased pursuant to that Sale and Lease-back Transaction; or

  . the sum of all of our costs incurred in connection with the acquisition of that property and the construction of any improvements thereon, as determined in good faith by us at the time of entering into that Sale and Lease-back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease remaining at the time of determination and the denominator of which shall be equal to the number of full years of that term, without regard to any renewal or extension options contained in the lease.

Events of Default, Notice and Waiver

   An event of default with respect to any series of debt securities is:

  .  a default in payment of principal or premium, if any, at maturity;

  .  a default for 30 days in payment of any interest;

  . our failure for 60 days after notice to perform any other of the covenants or agreements in the indenture;

  . our default in the payment of any of our debt or acceleration of any of that debt under the terms of the instrument under which that debt is issued, if that default in payment is not cured or that acceleration is not annulled within 10 days after written notice;

  . certain events in the case of our bankruptcy, insolvency or reorganization; or

  . any other event of default provided with respect to any series of debt securities. (Section 5.01)

   If an event of default occurs and is continuing with respect to any series of debt securities, either the trustee or the holders of 25% in principal amount then outstanding of the debt securities of that series may declare the principal of all the debt securities to be due and payable immediately, but upon certain conditions that declaration may be annulled. The holders of a majority in principal amount then outstanding of the debt securities of a series may waive defaults, except an uncured default in the payment of principal of or interest or any premium on the debt securities. (Sections 5.01 and 5.06)

   We are required to file annually with the trustee a certificate either stating the absence of any default or specifying any default that exists. (Section 3.09) The trustee is required, within 90 days after the occurrence of a default with respect to the debt securities of any series, to give to the holders of the debt securities notice of all uncured defaults known to it. However, except in the case of default in the payment of principal and premium, if any, or interest on any of the debt securities of that series, the trustee will be protected in withholding that notice if the trustee in good faith determines that the withholding of that notice is in the interest of the holders of the debt securities of that series. The term "default," for the purpose of this provision only, means the occurrence of any of the events of default specified above excluding any grace periods. (Section 5.07)

   The trustee is entitled, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of the debt securities of any series before proceeding to exercise any right or power under the indenture at the request of those holders. The indenture provides that the holders of a majority in principal amount of each series of outstanding debt securities may direct, with regard to that series, the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, provided that the trustee may decline to act if that direction is contrary to law or if the trustee determines in good faith that the proceeding so directed would be illegal or would involve it in personal liability. (Section 5.06)

Modification of the Indenture

   The trustee and we, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of the debt securities at the time outstanding affected thereby, may execute supplemental indentures amending, changing or eliminating the provisions of the indenture or of any supplemental indenture or modifying in any manner the rights of the holders of those debt securities. However, no supplemental indenture of that kind may:

  . extend the fixed maturity of any debt securities or the time of payment of interest, reduce the interest rate, the principal amount or any premium to be paid upon redemption or the amount of principal of an original issue discount security that would be payable upon acceleration of maturity, or impair or affect the right of any debt security holder to institute suit for payment or the right of repayment, if any, at the option of the holder of debt securities, without the consent of the holder of each debt securities so affected; or

  . reduce the above percentage of debt securities, the holders of which are required to consent to any supplemental indenture of that kind, without the consent of the holders of all the affected debt securities then outstanding.

(Section 9.02) In some circumstances, the holders of a majority in aggregate principal amount of each series of debt securities may waive all defaults and rescind and annul a declaration that the series of debt securities has become due and payable and the consequences of a declaration of that kind. (Section 5.01)

   The trustee and we, without the consent of the holders of the debt securities, may execute an indenture or supplemental indentures to:

  . evidence the succession of another corporation to us and our successor's assumption to our agreements and obligations with respect to the debt securities and the indenture;

  . add to our covenants further restrictions or conditions that our board of directors and the trustee consider to be for the protection of holders of all or any series of the debt securities and to make the occurrence of a default in any of those additional covenants, restrictions or conditions a default or an event of default permitting enforcement of all or any of the several remedies provided in the indenture with some permissible limitations;

  . cure ambiguities or correct or supplement any provision contained in the indenture or any supplemental indenture that may be defective or inconsistent with another provision;

  . provide for the issuance of debt securities whether or not then outstanding under the indenture in coupon form and to provide for exchangeability of the coupon form securities with debt securities issued under the indenture in fully registered form;

  . establish the form or terms and to provide for the issuance of any series of debt securities under the indenture; and

  . evidence and provide for the acceptance of appointment of a successor trustee and to change the indenture as necessary to have more than one trustee under the indenture. (Section 9.01)

Defeasance of Offered Debt Securities in Certain Circumstances

   The indenture provides that our board of directors may provide by resolution that we will be discharged from any and all obligations in respect of the debt securities of any series upon the deposit with the trustee, in trust, of money and/or obligations of, or obligations the principal of and interest on which are fully guaranteed by, the United States of America, which through the payment of interest and principal those debt securities in accordance with their terms will provide money in an amount sufficient to pay any installment of principal of and interest on the debt securities of that series on the stated maturity of that payments in accordance with the terms of the indenture and those debt securities. A discharge may only occur if we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling to the effect that the discharge will not be deemed, or result in, a taxable event with respect to holders of the debt securities of that series. (Section 11.05)

Global Securities

   Unless otherwise stated in a prospectus supplement, the debt securities of a series will be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to that series. The global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specified terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to that series.

Concerning the Trustee

   The First National Bank of Chicago, a national banking association with its principal offices in Chicago, Illinois, is the trustee under the indenture and will also serve as paying agent and registrar.

   The First National Bank of Chicago also serves as trustee under an indenture dated as of December 1, 1986 covering secured bonds issued in the aggregate principal amount of $137,082,000 by the owner-trustees of approximately 24 SAM'S Clubs store properties which are leased to us. We have issued notes in the aggregate principal amount of $1.00 billion under this indenture as originally executed and, as of the date of this prospectus, $7.05 billion under the indenture as supplemented. First Chicago Leasing Corporation, an affiliate of The First National Bank of Chicago, established a business trust which purchased 15 Wal-Mart discount department stores for $53,661,785 and leased the stores back to us for an initial term of 20 years in a transaction which was consummated on December 22, 1992. On November 10, 1994, a second business trust of which First Chicago Leasing Corporation is a beneficiary purchased an additional 23 Wal-Mart discount department stores for $128,842,5000 and leased the stores back to us for an initial term of 20 years. We expect that we will also maintain banking relationships in the ordinary course of business with The First National Bank of Chicago.

                U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS

   A prospectus supplement may describe the principal U. S. federal income tax consequences of acquiring, owning and disposing of debt securities of some series in the following circumstances:

  . payment of the principal, interest and any premium in a currency other than the U. S. dollar;

  . the issuance of any debt securities with "original issue discount," as defined for U. S. federal income tax purposes; and

  . the inclusion of any special terms in debt securities that may have a material effect for U. S. federal income tax purposes.

                             PLAN OF DISTRIBUTION

General

   We may sell the debt securities being offered hereby:

  .  directly to purchasers;

  .  through agents;

  .  through dealers;

  .  through underwriters; or

  .  through a combination of any of those methods of sale.

   We may effect the distribution of the debt securities from time to time in one or more transactions either:

  .  at a fixed price or prices which may be changed;

  .  at market prices prevailing at the time of sale; or

  .  at prices related to the prevailing market prices; or

  .  at negotiated prices.

   We may directly solicit offers to purchase the debt securities. Offers to purchase debt securities may also be solicited by agents designated by us from time to time. Any of those agents, who may be deemed to be an "underwriter," as that term is defined in the Securities Act of 1933, involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth in the prospectus supplement.

   If a dealer is utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will sell those debt securities to the dealer, as principal. The dealer, who may be deemed to be an "underwriter," as that term is defined in the Securities Act of 1933, may then resell those debt securities to the public at varying prices to be determined by that dealer at the time of resale.

   If we use an underwriter or underwriters in the sales, we will execute an underwriting agreement with those underwriters at the time of sale of the debt securities and the name of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the debt securities in respect of which this prospectus is delivered to the public. The compensation of any underwriters will also be set forth in the prospectus supplement.

   Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to our contributing to payments those underwriters, dealers, agents and other persons are required to make.

   Underwriters, dealers and agents may engage in transactions with, or perform services for, us or any of our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

   The validity of the debt securities offered by this prospectus and any prospectus supplement will be passed upon for us by Hughes & Luce, L.L.P., our counsel.

                                    EXPERTS

   The consolidated financial statements of Wal-Mart Stores, Inc. and subsidiaries incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended January 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

                                  $500,000,000


                             Wal-Mart Stores, Inc.


                              7.55% Notes Due 2030



                                ---------------

                             Prospectus Supplement

                                February 9, 2000

                                ---------------


Lehman Brothers

      Goldman, Sachs & Co.

             J.P. Morgan & Co.

                     The Williams Capital Group, L.P.